Exhibit 99.1

NEWS RELEASE

Corporate Contact	Investor Relations

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 1464	Phone: 212-564-4700
Fax: 727-579-8067	Fax: 212-244-3075
ir@mts-mt.com	plrmail@plrinvest.com

MTS Medication Technologies, Inc. Agrees To Be Acquired in

Going Private Transaction for $5.75 Per Share

ST. PETERSBURG, Fla. – August 7, 2009 –MTS Medication Technologies, Inc. (NASDAQCM: MTSI), an international provider of medication adherence packaging systems, today announced that it has entered into a definitive merger agreement to be acquired for $5.75 per share in cash by an affiliate of Excellere Partners, LLC, a Denver, Colorado based private equity firm.

Following the unanimous recommendation and approval of a Special Committee of independent directors, the full Board of Directors of MTS has approved the merger agreement and has recommended to the Company’s stockholders that they adopt and approve the merger agreement. Under the terms of the merger agreement, 100% of the issued and outstanding common stock of MTS will be acquired by Excellere Partners’ newly formed affiliate, MedPak Holdings, Inc., in exchange for the per share cash consideration, or, with respect to a portion of the shares held by Todd E. Siegel, the Company’s President and Chief Executive Officer, and certain other members of the Company’s senior management team, shares of capital stock of MedPak Holdings.

In connection with the execution of the merger agreement, Todd E. Siegel and other members of the Company’s senior management team, who currently own approximately 30% percent of the Company’s outstanding shares, have agreed to vote their shares in favor of the merger.

The Special Committee, consisting of three of the Company’s independent directors, issued the following statement: “With the assistance of the Company’s financial advisor, Raymond James & Associates, Inc., the Company conducted a market process and received an acquisition proposal from Excellere Partners and, after a further market process as well as extensive negotiations and careful consideration in conjunction with the Special Committee’s financial advisor, JMP Securities LLC, the Special Committee has unanimously concluded that this transaction is in the best interests of our stockholders.”

The proposed transaction is expected to close in the fourth quarter of this calendar year, subject to customary closing conditions, including no material adverse effect on the Company’s business or results of operations prior to closing. Further, the transaction is subject to the approval of the merger agreement by holders of a majority of the outstanding shares of the Company’s common stock.

JMP Securities LLC served as financial advisor to the Special Committee and rendered an opinion to the Special Committee as to the fairness, from a financial point of view, to the Company’s stockholders (other than those stockholder receiving shares of capital stock of MedPak Holdings in the merger) of the consideration to be received by such stockholders in the merger transaction. Shumaker, Loop & Kendrick, LLP is serving as the Special Committee’s legal counsel. Holland & Knight LLP is serving as legal counsel to the Company and Raymond James & Associates, Inc. is acting as financial advisor to the Company. Excellere Partners is advised by Hogan & Hartson LLP.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication adherence packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves approximately 8,000 pharmacies worldwide.

About Excellere Partners

Excellere Partners (www.excellerepartners.com) is a Denver-based private equity firm that specializes in completing recapitalization transactions with middle-market companies and entrepreneurs.

Participants in the Solicitation

MTS Medication Technologies, Inc. and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from MTS Medication Technologies, Inc.‘s stockholders with respect to the proposed transaction. Information regarding the officers and directors of MTS Medication Technologies, Inc. is included in its Form 10-K/A filed with the SEC on July 30, 2009. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

Additional Information About the Proposed Transaction and Where You Can Find It

MTS plans to file a proxy statement with the Securities and Exchange Commission relating to the solicitation of proxies from its stockholders in connection with a special meeting of stockholders of MTS to be held for the purpose of voting on the adoption of the merger agreement relating to the proposed transaction. MTS and MedPak Holdings also intend to file a transaction statement on Schedule 13E-3 with the SEC relating to the merger. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, TRANSACTION STATEMENT ON SCHEDULE 13E-3 AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, transaction statement on Schedule 13E-3 and other relevant materials, and any other documents filed by MTS with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of MTS may obtain free copies of the documents filed with the SEC by contacting MTS. Written requests should be mailed to our Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702. Oral requests may be made by calling MTS’s Investor Relations at (727) 576-6311. You may also read and copy any reports, statements and other information filed by MTS with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, future performance, financing for the transaction and the completion of the transaction. These statements are based on the current expectations of management of MTS Medication Technologies, Inc. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, conditions to the closing of the transaction may not be satisfied and the transaction may involve unexpected costs, unexpected liabilities or unexpected delays. Additional factors that may affect the future results of MTS Medication Technologies are set forth in its filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Unless required by law, MTS Medication Technologies, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.